Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2015, relating to the consolidated and combined financial statements of Aquinox Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of Aquinox Pharmaceuticals, Inc. for the year ended December 31, 2014.

/s/ DELOITTE LLP

Chartered Accountants

Vancouver, Canada

April 1, 2015